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                                    AMENDMENT TO
                                  VARLEN CORPORATION
                     1993 DEFERRED INCENTIVE STOCK PURCHASE PLAN

The compensation committee of the board of directors of Varlen Corporation passed a resolution on February 3, 1997 amending the Corporation's 1993 Deferred Incentive Stock Purchase Plan by deleting Section 7(1) in its entirety and replacing it with the following:

         (1) Price. The purchase price per share of Common Stock payable under the terms of each Purchase Right granted hereunder shall be as determined by the Committee in its discretion but:

              (i) for Employees who are not required to file Forms 3,4 and 5 under the Securities Exchange Act of 1934 as amended (the "1934 Act"), shall not be less than the lower of the following: a) three dollars ($3.00) below the fair market value of the Common Stock on the day the Purchase Right is granted; or (b) the book value of the Common Stock on that date. The fair market value of Common Stock shall be as determined by taking the average of the high/ask price and the low/bid price for the Common Stock on such date.

              (ii) for Employees who are required to file Forms 3,4 and 5 under the 1934 Act, shall not be less than book value of the Common Stock on such date.